Exhibit 10.38

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is hereby entered into by and between Roger Hopkins (“Executive”) and National Health Investors, Inc., (hereinafter referred to as the “Company”) (collectively referred to hereinafter as “the Parties”).

WHEREAS, Executive and the Company have agreed that Executive shall resign from Executive’s position as Chief Accounting Officer and all positions Executive holds as an officer or director of any of the Company’s subsidiaries, effective November 7, 2019 (the “Resignation Date”); and

WHEREAS, the Company and Executive do not anticipate that there will be any disputes between them or legal claims arising out of Executive’s resignation from employment with the Company, but nevertheless, desire to ensure a completely amicable parting and to settle fully and finally any and all differences or claims that might arise out of Executive’s employment.

NOW, THEREFORE, it is hereby agreed that:

1.Payment Upon Resignation. On the next regularly scheduled pay day following the Resignation Date, the Company shall pay to Executive any earned or accrued, but unpaid base salary and vacation through the Resignation Date. The Company will deduct normal withholdings for federal and state income taxes and payroll taxes. Executive acknowledges that he is not owed any additional compensation, benefits, or payment by virtue of his employment, or termination of employment, except as provided pursuant to any benefit plans in which Executive has participated.

2.Severance Benefits. In exchange for the general release of claims and other good and valuable consideration, and only after the expiration of the seven day revocation period described in Section 13 below, the Company agrees to pay and provide to Executive the following (“Severance Benefits”):

A.
The Company shall pay Executive the amount of $303,000.00, which is calculated as the equivalent of twelve (12) months of Executive’s base salary from which all proper taxes and withholdings will be taken, payable on a semi-monthly basis over a twelve (12) month period in accordance with the Company’s regular payroll practices with the first payment (the “Initial Payment”) commencing upon execution of this Agreement and expiration of the seven (7) day Revocation Period described below (the “Severance Delay Period”). The Company, subject to authorization by the Company’s Board of Directors, will pay to Executive a lump sum of $137,500.00 on or before March 15, 2020 for that portion of all executive bonuses related to increase of dividends, to which Executive would have been entitled had he remained employed with the Company through that date. The Company will continue to provide group health and dental benefits that are in effect as of the Resignation Date for a period of twelve (12) months following the Resignation Date.

B.
Executive was granted the option to purchase (i) 50,000 shares of common stock at $64.33 per share on February 20, 2018, of which 16,668 will vest on February 20, 2020 and (ii) 50,000 shares of common stock at $79.96 per share on February 21, 2019, of which 16,666 will vest on February

21, 2020 and 16,668 will vest on February 21, 2021. With respect to those two grants, upon the execution and non-revocation of this Agreement, these options will continue to vest according to the original vesting schedule over a period of twelve (12) months following the Resignation Date. All outstanding options held by the Executive as of the Resignation Date will become non-qualified options and the Executive will have the right to exercise all vested options during the twelve (12) months following the Resignation Date. All unexercised options (whether vested or not) shall terminate on the twelve month anniversary of the Resignation Date.

C.	Upon execution and non-revocation of this Agreement, Company will also provide to Executive a twelve (12) month outplacement services package for executives provided by Lee Hecht Harrison.

Executive agrees that the Severance Benefits are in addition to any compensation Executive has earned from the Company, and that Executive would not be entitled to the Severance Benefits but for Executive’s execution of this Agreement. The Executive further acknowledges that he will forfeit the Severance Benefits described above should he breach any portion of this Agreement.

3.General Release of Claims. (a) In consideration for the Company’s payment of the Severance Benefits to the Executive as set forth in this Agreement, and for other good and valuable consideration, the Executive hereby releases and forever discharges the Company and each of its predecessors, assigns, former and current executives, representatives, partners, owners, parent companies, subsidiaries, affiliates, including any and all persons acting with any of them (collectively “Released Parties”), from any and all causes of action, covenants, contracts, bonuses, agreements, claims, charges, complaints and demands whatsoever in law or equity, which the Executive (and the Executive’s heirs, executors, administrators, successors and/or assigns) may now have or hereafter may have had by reason of any matter, arising out of the Executive’s employment with the Company and the termination thereof, up to and including the date of this Agreement, except for the rights and obligations created by this Agreement.

(b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release Released Parties from any and all claims, whether known or unknown, which the Executive ever had or may have against any Released Party with respect to the Executive’s employment, the terms and conditions of that employment, and/or the termination thereof, including without limitation those arising under the Civil Rights Act of 1866, 42 U.S.C.A. Section 1981, the Civil Rights Act of 1964, as amended, 42 U.S.C.A. Section 2000e, et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C.A. Section 645 et seq., the National Labor Relations Act, 29 U.S.C.A. Section 151 et seq., the Fair Labor Standards Act, 29 U.S.C.A. Section 201 et seq., the Labor Management Reporting and Disclosure Act of 1959, as amended, 29 U.S.C.A. Section 401 et seq., the Americans with Disabilities Act, 42 U.S.C.A. Section 14501, et. seq., Section 409A of the Internal Revenue Code, and the Genetic Information Nondiscrimination Act (GINA), all claims under the Family and Medical Leave Act (FMLA), and/or any other federal, state, or local human rights, civil rights, wage-hour, pension, or labor laws, rules and/or regulation, public policy, contract or tort law, including any and all claims for attorneys’ fees, costs, disbursements, or any action similar thereto.

THE EXECUTIVE SPECIFICALLY ACKNOWLEDGES AND AGREES THAT BY EXECUTING THIS AGREEMENT, HE IS WAIVING ALL RIGHTS OR CLAIMS, IF ANY, THAT HE HAS OR MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED, WHICH PROHIBITS DISCRIMINATION ON THE BASIS OF AGE.

4.    Covenant not to Sue. Executive hereby covenants and agrees not to file, commence or initiate any suits, grievances, demands or causes of action against the Released Parties based upon or relating to any of the claims released and forever discharged pursuant to this Agreement. In accordance with 29 C.F.R. § 1625.23(b), this covenant not to sue is not intended to preclude Executive from bringing a lawsuit to challenge the validity of the release language contained in this Agreement. If Executive breaches this covenant not to sue, he hereby agrees to pay all of the reasonable costs and attorneys’ fees actually incurred by the Released Parties in defending against such claims, demands or causes of action, together with such and further damages as may result, directly or indirectly, from that breach. Moreover, Executive agrees that he will not persuade or instruct any person to file a suit, claim or complaint with any state or federal court or administrative agency against the Released Parties. The Parties agree that this Agreement will not prevent Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or otherwise participating in an EEOC investigation, provided that if the EEOC or any third party obtains an award of damages from the Company on Executive’s behalf, Executive agrees to turn over any such amounts to the Company.

5.    No Admission of Wrongdoing or Liability. Nothing contained in this Agreement shall constitute, or be construed as or is intended to be an admission or an acknowledgment by the Released Parties of any wrongdoing or liability, all such wrongdoing and liability being expressly denied.

6.    Confidentiality. Executive agrees to maintain absolute confidentiality and secrecy concerning the terms of this Agreement and will not reveal, or disseminate by publication in any manner whatsoever this document or any matters pertaining to it to any other person, including but not limited to any past or present executive, officer or director of the Company or any media representative except as required by legal process. This confidentiality provision does not apply to communications necessary between immediate family members or legal and financial planners or tax preparers who are also bound by this confidentiality provision.

7.     Disclosure. Executive acknowledges and warrants that Executive is not aware of, or that Executive has fully disclosed to the Company in writing, any matters for which Executive was responsible or which came to Executive’s attention as an employee of the Company that might give rise to, evidence or support any claim of illegal or improper conduct, regulatory violation, unlawful discrimination, retaliation or other cause of action against Company or any other Released Party.
8.     Cooperation. During the twelve (12) months following his separation, Executive agrees to reasonably cooperate with the Company with respect to reasonable information requests by any executive of the Company about subjects Executive worked on during his employment. Executive further agrees to reasonably cooperate in connection with any claim, investigation, regulatory or litigation matter in which the Company reasonably deems that Executive’s cooperation is necessary at any time following the end of Executive’s employment with the Company. The Company shall reimburse Executive for reasonable travel and accommodation expenses if Executive is required to travel to provide assistance requested pursuant to this provision.
9.    Non-Disparagement. Executive agrees that he will not make any statements, publicly or otherwise, orally or in writing to anyone, including but not limited to current or former employees and directors, disparaging the character, reputation or standing of the Company or its employees or customers. Executive acknowledges that no provision of this Agreement is intended to prevent Executive from making a truthful report in good faith to any governmental agency with oversight authority over the Company.

10.    Company Property. All records, files, lists, including computer generated lists, data, drawings, documents, equipment and similar items relating to the Company’s business that Executive generated or received from the Company remains the Company’s sole and exclusive property. Executive agrees to promptly return to the Company all property of the Company in his possession. Executive further represents that he has not copied or caused to be copied, printed out, or caused to be printed out any documents or other material originating with or belonging to the Company. Executive additionally represents that he will not retain in his possession any such documents or other materials.

11.    Breach of Agreement. If either party brings a claim for breach of the terms of this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and expenses incurred in the prosecuting or defending such an action. This Agreement is to be governed by the laws of the State of Tennessee. The Parties agree that venue and jurisdiction for any legal action arising out of or in connection with this Agreement shall be exclusively with courts of the State of Tennessee located in Davidson County, Tennessee or the United States District Court for the Middle District of Tennessee.

12.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of Executive and the Company, and their officers, directors, executives, agents, legal counsel, heirs, successors and assigns.

13.    Warranties/Representations. Executive hereby warrants and represents that:

A.	He has carefully read and fully understands the comprehensive terms and conditions of this Agreement and the releases set forth herein;

B.	He is executing this Agreement knowingly and voluntarily, without any duress, coercion or undue influence by the Company, its representatives, or any other person;

C.	He has been informed of his right to consult with legal counsel of his own choice before executing this Agreement;

D.	He has pending no claim, complaint, grievance or any document with any federal or state agency or any court seeking money damages or relief against the Company;

E.	The Severance Benefits recited above constitute good and valuable consideration;

F.	He is fully satisfied with the terms and conditions of this Agreement including, without limitation, the consideration paid to him by the Company;

G.	He is not waiving rights or claims that may arise after the date this Agreement is executed;

H.	Except as specifically provided herein, he has been paid all compensation owed to him by the Company;

I.	He has had the right to consider the terms of this Agreement for a full 21 days and he hereby waives any and all rights to any further review period; and

J.
He has the right to revoke this Agreement within seven (7) calendar days after signing it (the “Revocation Period”) by providing during this seven (7) day period written notice of revocation to Kimberly Ouimet, Director of Corporate Compliance and Human Resources, National Health Investors, Inc., 222 Robert Rose Drive, Murfreesboro, TN 37129. If he revokes this Agreement during the seven-day period, the Agreement and all obligations hereunder become null and void in their entirety.

14.    Entire Agreement; Severability of Terms. This Agreement contains the entire understanding of the Parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. In executing this Agreement, neither party relies on any term, condition, promise, or representation other than those expressed in this Agreement. This Agreement may be amended or modified only by an agreement in writing, signed by both Parties. If any provision of this Agreement is determined to be invalid or otherwise unenforceable, then that invalidity or unenforceability will not affect any other provision of this Agreement, which will continue and remain in full force and effect.

15.    Contact with Company. All questions and correspondence regarding the content of this agreement or any other matters relating to the business of the Company should be directed solely to Kimberly Ouimet, Director of Corporate Compliance and Human Resources, via telephone: (615)-203-6260 or email: kouimet@nhireit.com. Under no circumstances will Executive contact other Company employees or members of the Company’s Board of Directors.

16.    Compliance with the Older Worker Benefit Protection Act. Executive warrants and represents that he has been given the opportunity to review this Agreement with legal counsel and that he has had fair and full opportunity to consider its terms and enters into this Agreement willingly and knowingly and knows he has the right to review this Agreement for 21 days and to revoke it within seven (7) days after signing it. Executive has the right to sign this Agreement sooner than 21 days, and if he chooses to do so, he understands he is waiving his right to the full 21-day period.

17.    Section 409A. It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay).

Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

18.    Counterparts; Electronic Signatures.  This Agreement may be executed by facsimile and/or electronic signature in two or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  Facsimile and electronic signatures shall, for all purposes, be treated as originals.

Dated: November 10, 2019	/s/Roger R. Hopkins
ROGER HOPKINS

Dated: November 11, 2019	NATIONAL HEALTH INVESTORS, INC. By: /s/ Eric Mendelsohn Title: President and CEO